Exhibit 97

NovaBay Pharmaceuticals, Inc.

Policy for Recoupment of Incentive Compensation

In accordance with the applicable rules of the New York Stock Exchange Listed Company Manual and Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended, the Compensation Committee (the “Committee”) of the Board of Directors of NovaBay Pharmaceuticals, Inc. (the “Company”) has adopted the following Policy for Recoupment of Incentive Compensation (the “Policy”) effective as of October 23, 2023. The Policy mandates that, if the Company determines that an accounting restatement is required, each current and former executive officer of the Company shall repay or forfeit, to the fullest extent permitted by applicable law and as directed by the Committee, the full recoverable amount of any incentive-based compensation received by the executive officer during the applicable look-back period. For the avoidance of doubt, recoupment of incentive-based compensation under this Policy will apply even if the executive officer did not engage in any misconduct and even if the executive officer had no responsibility for the financial statement errors or other reasons requiring restatement.

For purposes of the Policy:

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an “accounting restatement” is the correction of an error in the Company’s previously issued financial statements that (a) is material to those previously issued financial statements or (b) is not material to those financial statements but would result in a material misstatement if the error were recognized in the current period or left uncorrected in the current period;

●	“executive officer” means those officers who have been designated by the Company as executive officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended;

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“recoverable amount” means the amount of incentive-based compensation received by the executive officer or former executive officer during the look-back period that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the accounting restatement, computed without regard to taxes paid;

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“look-back period” means the three completed fiscal years preceding the earlier of (1) the date the Board or a Board committee concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement; or (2) the date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement; and

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“incentive-based compensation” means any compensation that is granted, earned, or vested (including, without limitation, any annual cash bonus, incentive plan awards, performance stock units, restricted stock awards, or other performance-based compensation), which compensation is based wholly or in part upon the attainment of any financial reporting measure, including financial measures contained in the Company’s financial statements (including, for the avoidance of doubt, the Company’s stock price or any total shareholder return measure), and any measure derived in whole or in part from such financial measures. Incentive-based compensation will be deemed to have been “received” in the fiscal period during which the financial reporting measure specified in the incentive-based compensation award was attained, not when the payment, grant or vesting occurs.

2 J. Hall to confirm effective date based on approval date by Compensation Committee.

This Policy only applies to incentive-based compensation received by a person after beginning service as an executive officer and only if that person served as an executive officer at any time during the look-back period.

The recovery of any recoverable amount of incentive-based compensation shall be mandatory, except to the extent that one of the limited exemptions set forth in Exchange Act Rule 10D-1(b)(1)(iv) applies.

Each award agreement or other document setting forth the terms and conditions of any incentive-based compensation granted to an executive officer shall include a provision incorporating the requirements of this policy. The remedy specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company.

The Company shall not indemnify any executive officer against the loss of, or expenses associated with, any incorrectly awarded incentive-based compensation or the recovery thereof.

The Company will timely make all public disclosures of any recoveries made pursuant to the Policy in accordance with Item 402(w) of Exchange Act Regulation S-K and Section 303A.14 of the NYSE Listed Company Manual.